DRILLING PARTICIPATION AGREEMENT

            This Drilling Participation Agreement (the "Agreement") is made and entered into on this the 27th day of May, 2013 (the "Effective Date") by and between Rango Energy, Inc., a Nevada corporation, referred to herein as ("Rango") and Hangtown Energy, Inc., a Nevada corporation, referred to herein as ("HET") (each a "Party" and collectively the "Parties").

            WHEREAS, HEI is active in the exploration and development of various oil and gas leasehold interests located in the San Joaquin Valley and Ventura Basins in California, and HEI is seeking a financial partner for the drilling of specific prospects located on said properties; and,

            WHEREAS, Rango is a publicly traded oil and gas exploration company with properties in Oklahoma and Louisiana, and Rango desires to financially participate in the drilling of specific prospects located on HEI's leasehold interests in California; and,

            WHEREAS, HEI has identified the following drilling opportunities on its leasehold interests in the San Joaquin and Ventura Basins: (i) Kettleman Middle Dome and the Kettleman Dome Extension Program projects, (collectively herein referred to as "KMD"); (ii) the East Elk Hills ("EEH") project; and, (iii) South Tapo Canyon ("STC") project (individually each a "Project Area" and collectively "Project Areas"); and,

            WHEREAS, Rango shall fully finance the drilling and completion of six (6) wells (each a "Well " and collectively the "Wells") in the Project Areas as a direct working interest participant with HEI, and Rango shall additionally have the right to convert its capital contribution related to the Initial Well Program, as defined herein, into equity of HEI, as fully set forth herein; and,

            WHEREAS, Rango, upon the completion of the Initial Well Program, shall earn the right to participate in the Additional Well Program, as defined herein, in each of the Project Areas with HEI on a Heads-Up Basis, as defined below; and,

            WHEREAS, the Parties desire to enter into this Agreement regarding the Initial Well Program and Additional Well Program which include the drilling of the following Wells:

    Wells located in those certain areas designated as the Kettleman Middle Dome and Kettleman Dome Extension Project Area of Mutual Interest ("AMI") (the "KMD AMI"), as more specifically set forth on Exhibit A hereto, which is incorporated into this Agreement by this reference; and,

    Wells located in that certain area designated as the East Elk Hills Project AMI ("EEH AMI"), as more specifically set forth on Exhibit B hereto, which is incorporated into this Agreement by this reference; and,

    Wells located in that certain area designated as the South Tapo Canyon AMI ("STC AMI"), as more specifically set forth on Exhibit C hereto, which is made part of this Agreement by this reference; and,

            WHEREAS, the Parties desire to enter into this Agreement, the related Joint Operating Agreements (the "JOA") and such other documents and agreements as may be necessary or desirable to govern the funding, operation, and development of the Project Areas; and,

            NOW, THEREFORE, as of the Effective Date, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby agree as follows:

Agreement:

            FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, HEI and Rango hereby act, agree and covenant as follows:

Section 1. Defined Terms. As used herein, the following terms shall have the following meanings:

            "Additional Well Program" means the additional wells drilled by HEI after the Initial Well Program in which Rango would have the right, but not the obligation, to participate, on a Heads-Up Basis for up to a 50% interest of the HE! Interest in each additional well. The foregoing is limited to three (3) wells each in EEH and STC (or additional wells if agreed to by HEI in writing) and all wells drilled into KMD.

            "AFE" means the Authority for Expenditure or the total budget for a well. Each AFE shall be prepared by HEI, shall include drilling and completion or plugging and abandonment and appurtenant production facilities related to the referenced well.

            "Affiliate" means, with respect to any Person: (a) any other Person directly or indirectly owning, controlling or holding with power to vote 25% or more of the outstanding voting securities of such Person, (b) any other Person 25% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, and (c) any other Person directly or indirectly controlling, controlled by or under common control with such Person.

            "Agreement Term" means the period beginning on the date hereof, and ending upon the completion of the Initial and Additional Well Programs as set forth herein, unless extended by mutual written agreement of the Parties to this Agreement.

            "Drilling Program" means the time required to drill and complete or plug and abandon the referenced well or wells.

            "DOGGR" means the California Division of Oil, Gas and Geothermal Resources.

            "Heads-Up Basis" means working interest participants in a proposed well are responsible for their own pro-rata share of costs to complete and produce the Well or Wells, as defined herein.

            "HEI Interest" means the net working interest attributable to HEI and earned as a result of its executed participation agreement dated February 1, 2013 with Innex California, LLC and others and will be exclusive of any additional rights or interests HEI acquires subsequent to the the Innex agreement dated February 1, 2013.

            "HEI Properties" means all of HEI's undivided right, title and interest in and to oil, gas and other mineral leases owned by HEI as of the date of execution of this Agreement.

            "Initial Well Program" means the first six wells drilled by HEI and Rango, whereby Rango shall finance 100% of the costs of drilling, completion, and appurtenant facilities or the plugging and abandonment and earn 75% of HEI Interests in these wells and also earn a Priority Payout of 100% of the net proceeds, on a well by well basis, until the earlier of (1) Payout, at which point Rango's priority Payout would eliminate or (2) the conversion of Rango's funded investment into HEI equity.

            "Net Revenue Interest" means the percent of revenue that the working interest holders keep after paying the royalties to the owners of the mineral rights, overriding royalties and other burdens, and all other non-operating interests, including but not limited to applicable taxes, including severance and the payment of all operating costs, as defined in the JOA and attached hereto as Exhibit D.

            "Rango Expenditures" means, with respect to any Well, all costs and expenses billed to Rango pursuant to the governing JOA, and related AFE's, and paid by Rango to HEI for drilling, completing, equipping and maintaining such Well, but excluding (whether or not so billed by HEI) all production taxes and property taxes assessed as a percentage of the value of production or a rate per unit of production with respect to such Well, the production therefrom.

            "Rango Net Receipts" means, with respect to any Well, all receipts and revenues of Rango from or with respect to such Well (whether from the sale of oil and gas production, the sale of surplus equipment, or otherwise), net of all production taxes and property taxes assessed as a percentage of the value of production or a rate per unit of production with respect to such Well, the production therefrom on which such Wells are located.

            "Payout" means, that point in time in which Rango has received, out of net proceeds (after severance and/or any other applicable taxes) to Rango's Net Revenue Interest, from the sale of oil and/or gas, an amount equal to all Costs, Turnkey Cost to Casing Point, Turnkey Completion and facilities Costs, and operating costs attributable to a Rango's Gross Working Interest in the Prospect Wells. Payout shall be calculated on a well-by-well basis..

            "Priority Payout" means 100% of the net proceeds derived from the production of a well drilled and distributed to Rango until 100% of all costs to complete such well has been recouped by Rango.

            "Spud" or "Spudding" means the commencement of drilling operations on the referenced well or wells as it relates to the Initial Well Program and Additional Well Programs.

            "Well" or "Wells" means each well to be drilled within the Project Areas established and designated by HEI, or on lands pooled or unitized therewith and designated by the Initial and Additional Well Programs.

            "Working Interest" means the mineral interest minus the royalty interest allocable to a lessor under an oil, gas and mineral lease which bears all of the costs and expenses of drilling, completion, hook-up, maintenance, development and operation of a Well or Wells, allocable to a lessee under an oil, gas and mineral lease and includes the associated revenue interest.

Section 2. Representations of HEI. HEI represents to Rango that:

            (a)     HEI is a corporation, duly formed and legally existing under the laws of the State of Nevada. HEI has full power to enter into and perform its obligations under this Agreement and has taken all appropriate action to authorize entering into this Agreement and performance of its obligations hereunder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any material default under any material agreement or instrument to which HEI is a party or by which the HEI Properties are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to HEI or to the HEI Properties. This Agreement constitutes the legal, valid and binding obligation of HEI, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

            (b)     There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to the best of NH's knowledge, threatened) which affect the execution and delivery of this Agreement.

THE EXPRESS REPRESENTATIONS OF HEI CONTAINED IN THIS SECTION OR IN ANY ASSIGNMENT EXECUTED PURSUANT HERETO ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND HEI EXPRESSLY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. HEI MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, INTERPRETATIONS, REPORTS, RECORDS, PROJECTIONS, INFORMATION OR MATERIALS NOW, HERETOFORE OR HEREAFTER FURNISHED OR MADE AVAILABLE TO RANGO IN CONNECTION WITH THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, RELATIVE TO SEISMIC OR GEOLOGICAL MATTERS, PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE HEI PROPERTIES OR THE ABILITY OR POTENTIAL OF THE HEI PROPERTIES TO PRODUCE HYDROCARBONS OR ANY OTHER MATTERS CONTAINED IN THE PROPRIETARY DATA OR ANY OTHER MATERIALS FURNISHED OR MADE AVAILABLE TO RANGO BY HEI OR BY HEI'S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY HEI OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO RANGO ARE PROVIDED TO RANGO AS A CONVENIENCE ONLY AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST HEI AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT RANGO'S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

            (c)     HEI is a qualified and experienced operator that has the expertise to drill, complete, produce and operate wells in the San Joaquin Valley basin in Kings County, California.

Section 3. Representations of Rango. Rango represents to HET that:

            (a)     Rango is a corporation, duly formed and legally existing under the laws of the State of Nevada. Rango has full power to enter into and perform its obligations under this Agreement and has taken all appropriate action to authorize entering into this Agreement and performance of its obligations hereunder. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any material agreement or instrument to which Rango is a party or by which Rango is bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Rango. This Agreement constitutes the legal, valid and binding obligation of Rango, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

            (b)     There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to the best of Rango's knowledge, threatened) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

            (c)     Rango is a knowledgeable purchaser and owner of oil and gas properties, has the ability to evaluate (and in fact has had, and will continue to have, during the term of this Agreement, the opportunity to evaluate) the HEI Properties for acquisition, and is acquiring its interests in the HEI Properties and its rights and interests hereunder for its own account and not with the present intent to make a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations pertaining thereto) or in violation of any other applicable securities laws, rules, or regulations.

Section 4. Participation in the Drilling and Completion of the Initial Wells Within the Project Areas.

            (a)     Rango shall participate in the drilling and completion of the Initial Well Program within Project Areas as selected by HEI. The first Well in KMD will Spud on or before May 31, 2013 and the second Well will be drilled within 120 calendar days of completing the first Well, or as soon thereafter as can be permitted by the DOGGR. Prior to the Spudding of each of the Wells in the Initial Well Program, HEI shall provide Rango with an AFE, a legal description of the Well to be drilled and a conditional assignment of their rights and interests in the referenced Well.

            (b)     Subsequent Wells drilled in EEH under the Initial Well Program will Spud on or before October 31, 2013. The Drilling Program is expected to take approximately 30 calendar days and the second EEH Well will be drilled within 180 calendar days of completing the first EEH Well, or as soon thereafter as can be permitted by the DOGGR.

            (c)     Subsequent wells drilled in STC under the Initial Well Program will be Spud on or before October 31, 2013, or as soon thereafter as can be permitted by the DOGGR. The Drilling Program is expected to take approximately 30 calendar days and the second STC Well will be drilled within 180 calendar days of completing the first STC Well, or as soon thereafter as can be permitted by the DOGGR.

            (d)     HEI will be designated as operator of all operations in the Project Areas.

            (e)     Once Payout has been reached for the Well(s) that are drilled and completed within the Initial Well Program, calculated on a well-by-well basis, Rango's Priority Payout in each of the Wells in the Initial Well Program will terminate. As such, after Payout is reached for the Wells in the Initial Well Program, Rango will own 75% of HEI's Interest and HEI will own the remaining interests in the Wells drilled and completed in the Initial Well Program, provided Rango has not converted its funded investment into equity of HEI, pursuant to Section 9 of this Agreement.

            (f)     After the drilling and completion or plugging and abandonment of the Wells in the Initial Well Program, Rango shall have the right to participate in additional wells in the Project Areas or more specifically defined and limited to, three (3) new wells in the EEH and STC Project Areas (or additional wells in the EEH and STC Project Areas if agreed to by HEI in writing) and all of the wells drilled into the KMD Project Area. Rango shall have the right to participate for up to 50% of HEI's Interest in each of the Wells in the Additional Well Program, on a Heads-Up Basis, provided Rango has not converted its funded investment into equity of HEI, pursuant to Section 9 of this Agreement.

            (g)     The Parties' interests in the Additional Well Program will be proportionately reduced for any third-party participation in the applicable wells therein, as dictated by the valid, existing laws, rules and regulations applicable to such third-party leasehold or mineral positions within the applicable Project Areas. Any third-party non-consent interest will also be borne by the Parties in proportion to their then current Working Interest in the proposed operation applicable to the non-consent interest.

Section 5. Significant Initial Well Operational Issues, Drilling and Completion Timing.

            (a)     In the event that prior to the completion of a Well, HEI encounters problems that,

in HEI's discretion, make it unreasonable to continue drilling and/or completion operations for such well, then HEI shall either:

(i)     Plug and abandon such well and commence operations in the same Project Area for a replacement well within 90 calendar days of such plugging; or

(ii)     Plug and abandon such Initial Well and not commence a replacement well.

            In the event that HEI elects 5(a)(i) above, Rango shall have an election to participate in the replacement well which must be sent by Rango and received by HEI within seventy-two (72) hours of Rango's receipt of HEI's written proposal to drill the replacement well; provided however, that in the event that Rango does not elect to participate in the replacement well, Rango shall forfeit all rights to any interests in the referenced well in which such replacement well is proposed to be drilled, however such well shall still be counted as a Well within the Initial Well Program, as applicable,. Nonetheless, all of the costs incurred by Rango in the drilling and/or attempted completion of the Well that is being replaced shall be considered as Rango Expenditures for purposes of the Payout calculation

            In the event that Rango elects to participate in the replacement Well, the replacement Well shall be considered to be a continuation of the abandoned Well and Rango's interest in all of the costs and expenses incurred to attempt to drill and/or complete the original Well, together with all of the costs incurred to plug and abandon such original Well and all of the costs and expenses incurred to drill and complete the replacement Well shall be considered Rango Expenditures for the applicable Well for purposes of the Payout calculation for the Well. In the event that HEI elects 5(a)(ii) above and plugs and abandons the applicable Well, that Well shall be deemed to have been drilled and completed for purposes of this Agreement and Rango's interest in the share of all of the costs related to the Well, including the costs incurred to plug and abandon the Well, shall be considered Rango Expenditures for purposes of the Payout calculations.

            (b)     With respect to each Well that is commenced pursuant to this Agreement, HEI shall continue operations for all Wells in the Initial Well Program with due diligence as a reasonable prudent operator until such Well is either completed as a producer or plugged and abandoned; provided, however, that HEI may cease drilling of the Well if granite or other practically impenetrable substance, condition in the hole, or mechanical problem renders further drilling impractical.

            (c)     The Parties agree that completion operations for each Well shall be commenced within sixty (60) calendar days of the date of Spud unless: (i) mutually agreed otherwise, or (ii) such delay is due to events or conditions that are outside of HEI's control.

            (d)     The Parties agree the JOA executed between HEI and Innex California, Inc., which governs the drilling and operations of the Project Areas, shall supersede the JOA executed between HEI and Rango and is not materially different from the JOA between the Parties.

Section 6. Additional Well Program proposals.

            Only after the Wells in the Initial Well Program are drilled and completed or plugged and abandoned, can Wells under the Additional Well Program be proposed by HEI for Rango's participation. Specifically, the Additional Well Program will be limited to three (3) Wells in each of the EEH and STC Project Areas and all of the wells drilled into the McAdams formation in KMD, whereby Rango will be entitled, but not obligated to participate for up to 50% of HEI's Interest in each, on a Heads-Up Basis.

Section 7. Well Cost Payment Obligations.

            Rango will adhere to the following cost payment obligations for the participated wells:

            (a)     Rango shall tender payment to HEI for the first KMD Well as follows:

(i)     $580,000 on or before May 31, 2013;

(ii)    $580,000 on or before June 7, 2013; and,

(iii)   payments in amounts invoiced by HEI, to be tendered by Rango to HET within five (5) business days of receipt of such invoices until the total well cost has been paid.

            (b)     Rango understands and agrees that it shall provide funding to cover 100% of the cost to complete each Well, once drilling has commenced, even in the event that HEI incurs any costs over or other overages in relation to the AFE. Any surplus realized in drilling a Well, equal to the total AFE less the actual costs to drill and complete will be refunded to the working interest participants on a pro rata basis to total investment, as described in the JOA.

            (c)     For all subsequent wells drilled in the Initial Well Program, HEI will submit an AFE to Rango 60 calendar days prior to the Spudding of the referenced well and Rango will remit to HEI its share of the total AFE costs as follows:

(i)     100% of the AFE for all Wells in the Initial Well Program; or

(ii)    Rango's pro rata share of its electable participation for the Wells in the Additional Well Program.

            (d)     After the completion of the first well, Rango shall have 30 calendar days from the date of receipt of the AFE to pay the total amount of the AFE to HET for all subsequent submissions of AFE's by HEI.

            (e)     With respect to the payments made by Rango for the first KMD Well described in 7(a) above, Rango will be considered in default of this Agreement if it fails to make the payments to HEI within twenty-four (24) hours of the specified time due date noted above in 7(a)(i) and (ii); or in the case for subsequent payments, as noted in 7(a) (iii) above, twenty-four (24) hours after the five (5) day calendar due date from when an HEI invoice is presented to Rango. Should Rango fail to cure any such default within three (3) calendar days of notice of such breach from HEI, Rango shall lose their rights to participate in all subsequent wells in the Project Areas, unless expressly waived by HEI.

            (f)     With respect to the payments made by Rango for any Well Rango will be considered in default of this Agreement if it fails to make the payments to HEI within five (5) calendar days after the thirty (30) calendar day due date noted in 7(d) above. Should Rango fail to cure any such breach within five (5) calendar days of notice of such default from HEI, Rango shall lose their rights to participate in all subsequent wells in the Project Areas, unless expressly waived by HEI.

            (g)     All other costs and expenses, including lease operating expenses incurred under this Agreement shall be paid in accordance with the terms of the governing JOA on a monthly basis. Failure to adhere to the payment schedule described in the JOA shall cause Rango to be in breach of this Agreement, and should Rango fail to cure any such breach within thirty (30) calendar days of notice of such breach from HEI, Rango shall lose their rights to participate in all subsequent wells in the Project Areas, unless expressly waived by HEI.

            (h)     As noted in the JOA, all costs to complete each Well, and all other costs and expenses to be funded by Rango under this Agreement, shall be documented by HEI and shall be subject to audit by an independent third-party auditor to be agreed upon by and between Rango and HET.

Section 8. Calculating Payout and Accounting for Production.

            Payout for the Well and/or Wells will be calculated as follows:

            (a)     All Rango Expenditures for the Wells included in the AFE will be treated as negative numbers and all Rango Net Receipts for said Wells included in the AFE would be treated as positive numbers.

            (b)     When cumulative Rango Net Receipts for the Well equals or exceeds cumulative Rango Expenditures for the Well, Payout will have been achieved for such Well.

            (c)     If Operator sells the production from the Contract Area for the benefit of the non-operating parties, payment of the sale of such production, less operating expenses and joint account expenses subject to Exhibit C of the COPAS agreement, shall be made to the non-operating parties no later than the last day of the following month of payment for sale of said production.

            For purposes of calculating Payout, the Parties agree that Rango Expenditures shall not be deemed to have been paid by Rango to HEI until they have been received by HET in its Carson City, NV offices or in HEI's bank account if paid by wire transfer. Revenues paid to Rango by check from HEI shall not be deemed to have been received by Rango until they have been received by Rango in its offices or in Rango's bank account if paid by wire transfer.

            Forward sales, hedges, collars and/or other hedge type arrangements entered into by Rango shall not be taken into account in calculating Payout. In the event that Rango enters into any fixed price sales agreements for its share of production, it will be assumed that Rango has sold its share of production on a monthly basis at unit prices equal to the monthly prices received by HEI for its share of production from the same Well.

            The Parties recognize that because Payout is calculated based upon Rango Expenditures and Rango Net Receipts, prior to the date that Payout has been reached for the applicable Well(s), production will have been sold from the applicable Well(s) for which Rango has not yet received payment (the "Interim Production"). The Parties agree that, notwithstanding the date that Payout is reached, the payments for the Interim Production and the expenses associated therewith shall be allocated between the Parties in accordance with their post Payout interests in the applicable Well(s).

Section 9. Conversion of Rango's interests earned under this Agreement into equity of HEI

            (a)     At any time after the completion of the first Well in the Initial Well Program, Rango will have the right, but not the obligation, to convert the capital it has contributed to HEI under this Agreement into equity of HEI at the greater of either $3.75 per common share or at the most recent per share valuation HEI has accepted and received capital.

            (b)     Rango shall not have the right to convert its interests into equity of HEI until the first Well in the Initial Well Program has been completely funded by Rango or its affiliates, unless expressly waived by HEI. If Rango fails to fund the first Well drilled under the Initial Well Program, then it shall not have any further rights to participate in any future Wells in the Initial Well Program or the Additional Well Program. Once Rango has converted its interests into Equity of HEI, Rango shall not have any rights or interests in the Initial or the Additional Well Programs and this Agreement will effectively terminate.

            (c)     Upon Payout by HEI to Rango equal to 130% of Rango's aggregate invested capital in the Initial and Additional Well Programs, Rango shall be precluded from converting such capital into equity of HEI, unless mutually agreed to by the Parties.

Section 10. Conditions Precedent to HEI's Performance and Termination Rights.

            The obligation of HEI under this Agreement to allow Rango to participate in the drilling of any particular Well or Wells, and to receive assignment of an undivided share of HEI's interest in a Well or Wells, is subject to the fulfillment of each of the following conditions, unless any one or more of same are waived, in whole or in part, by HEI:

            (a)     Each and every representation of Rango under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of the proposed drilling of each Well, and shall at and as of the proposed drilling of each Well be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by HEI.

            (b)     Rango shall have performed and complied in all material respects with (or compliance therewith shall have been waived in writing by HEI) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Rango, including without limitation Rango shall have timely performed its funding and payment obligations under Section 7 hereof and the governing JOA's.

            (c)     No material lawsuit, action or other proceedings shall, on the date of the proposed drilling of each Well, be pending or threatened against Rango before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, except to the extent that such suit, action or other proceedings arise, in whole or in part out of any action or inaction of HEI in breach of or otherwise in derogation of this Agreement.

            (d)     Notwithstanding any provision hereof to the contrary, in the event Rango fails at any time or from time to time, within thirty (30) calendar days after receipt of written notice of default from HEI, to make any payment owing to HEI hereunder or the governing JOA or to otherwise satisfy any funding obligation hereunder, and the amount of such deficiency exceeds $50,000.00, in addition to and without limitation of any and all other rights and remedies HEI may have in law or in equity for such breach, HEI shall have the right, exercisable in its sole and absolute discretion, to terminate this Agreement, and Rango shall have no further rights under this Agreement in the HEI Properties and the Initial and Additional Well Programs other than those earned prior to such termination.

Section 11. Conditions Precedent to Rango's Performance.

            The obligation of Rango under this Agreement to fund the Well drilling and completion costs as set forth in Sections 4 above, is subject to the fulfillment of each of the following conditions, unless any one or more of same are waived, in whole or in part, by Rango:

            (a)     Each and every representation of HEI under this Agreement shall be true and accurate in all material respects as of the date when made and shall be deemed to have been made again at and as of the time of the proposed drilling of each Well, and shall at and as of the proposed drilling of each Well be true and accurate in all material respects except as to changes specifically contemplated by this Agreement or consented to by Rango.

            (b)     HEI shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Rango) each and every material covenant, agreement and condition required by this Agreement to be performed or complied with by HEI.

            (c)     No suit, action or other proceedings shall, on the date for initial funding as set forth in Section 7, be pending or threatened against Rango or HEI before any court or governmental agency seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement, except to the extent that such suit, action or other proceedings arise, in whole or in part out of any action or inaction of Rango in breach of or otherwise in derogation of this Agreement.

            (d)     Notwithstanding any provision hereof to the contrary, in the event HEI fails at any time or from time to time, within thirty (30) calendar days after receipt of written notice of default from Rango, to make any payment owing to Rango hereunder or the governing JOA's or to otherwise satisfy any funding obligation hereunder, and the amount of such deficiency exceeds $50,000.00 in amount, in addition to and without limitation of any and all other rights and remedies Rango may have in law or in equity for such breach, Rango shall have the right, exercisable in its sole and absolute discretion, to terminate this Agreement and retain the all interests it has acquired under this Agreement at the time of termination..

Section 12. Indemnification for Commissions.

            HEI agrees to indemnify and hold harmless Rango and it officers, directors, employees, agents, and representatives from and against any and all claims, obligations, actions, liabilities, damages, or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, HEI with any broker or finder in connection with this Agreement or the transactions contemplated hereby.

            Rango agrees to indemnify and hold harmless HEI and its officers, directors, employees, agents and representatives from and against any and all claims, obligations, actions, liabilities, damages, or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, any member of Rango with any broker or finder in connection with this Agreement or the transactions contemplated hereby.

Section 13. Non-Compete.

            During the Agreement Term and continuing for a period of one (1) year thereafter, unless HEI agrees in writing otherwise, which agreement shall not be unreasonably withheld, and except as provided in this Agreement, neither Rango, nor any Affiliate of Rango, nor any broker or other representative acting on behalf of Rango shall, own, purchase or otherwise acquire any interest in the oil, gas and/or other minerals in, under or that may be produced from any lands located within the Project Area other than the interests acquired pursuant to the terms of this Agreement.

Section 14. Notices.

            All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service (which provides a receipt), by telex or telecopier (with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to HEI:

Hangtown Energy, Inc.
318 North Carson Street, Suite 202
Carson City, NV 89703
Telephone: (775) 841-1996
Facsimile: (775) 841-1998
Attention: Vincent Ramirez

If to Rango:

Rango Energy, Inc.
213 E Arkansas Ave
Vivian, LA 71082
Attention: Harpreet Sangha

and shall be considered delivered on the date of receipt. Either Rango or HEI may specify as its proper address any other post office address within the continental limits of the United States by giving notice to the other party, in the manner provided in this Section, at least two (2) business days prior to the effective date of such change of address.

Section 15. Survival of Provisions.

            All representations, warranties and indemnifications made herein by HEI or Rango shall survive in perpetuity the expiration of the Agreement Term and any termination hereof under Section 8 or Section 9.

Section 16. Disclaimer.

            The liabilities of the parties hereunder shall be several, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed as creating, a joint venture, partnership, tax or other partnership or association or to render the parties liable as partners.

Section 17. Miscellaneous Matters.

            (a)     Prior to the drilling of any Well within each of the Initial or Individual Well Programs that are the subject of this Agreement, neither Rango or HEI shall assign or otherwise transfer any rights, interests or obligations under this Agreement to any third-party without first obtaining the written consent of the other, which consent may not be unreasonably withheld; provided that either of HEI or Rango may freely transfer or otherwise dispose of all of its rights, interests and obligations hereunder (i) by sale or other transfer or disposition of all or substantially all of its assets (whether or not covered hereby) to an Affiliate; (ii) otherwise by merger, reorganization or consolidation; or (iii) to provide a security interest for purposes of obtaining financing. This Agreement shall be binding upon and shall inure to the benefit of Rango and HEI and their respective permitted successors and assigns.

            (b)     Each Party shall bear and pay all expenses (including without limitation attorneys' fees) incurred by it in connection with the transaction contemplated by this Agreement.

            (c)     This Agreement contains the entire understanding of the Parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the Parties with respect to such subject matter. The descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Within this Agreement words of any gender shall be held and construed to cover any other gender, and words in the singular shall be held and construed to cover the plural, unless the context otherwise requires. Time is of the essence in this Agreement.

            (d)     This Agreement may be amended, modified, supplemented, restated or discharged (and provisions hereof may be waived) only by an instrument in writing signed by the Party against whom enforcement of the amendment, modification, supplement, restatement or discharge (or waiver) is sought.

            (e)     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT THAT, TO THE EXTENT THAT THE LAW OF CALIFORNIA, WHERE THE HET PROPERTIES ARE LOCATED, NECESSARILY GOVERNS, THE LAW OF CALIFORNIA SHALL APPLY. JURISDICTION AND VENUE SHALL BE IN THE COUNTY WHERE THE AFFECTED HEI PROPERTIES ARE LOCATED IN CALIFORNIA.

            (f)     This Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for HEI and Rango to sign the same counterpart and signature pages from different counterparts may be combined to form masters of this Agreement.

            This Agreement is executed by the parties hereto on the date set forth beneath the signature of each but is effective for reference and all other purposes as of May 27, 2013.

Accepted and Agreed to:

Hangtown Energy, Inc.

/s/ Vincent R. Ramirez
By: Vincent R. Ramirez
Its: Chief Executive Officer

Rango Energy, Inc.

/s/ Harpreet Sangha
By: Harpreet Sangha
Its: Chief Executive Officer

23S18E
23S19E
GCCI Leases
JP Leases
Vintage Leases
Pyr Lease
KMD UNIT
KMD Acreage
INNEX CALIFORNIA, INC.
Exhibit A
Hangtown Leases
Kettleman Dome Area

Elk Hills Field
Occidental of Elk Hills, Inc. (-6M)
INNEX California, Inc. Leasehold
6
Gary-Williams Oil Producer.Inc "Federal" 6-65
Taft Hwy
T 31 S R 25 E
[BLM]
Chevron U.S.A. Inc. "KCL Lease 1" 2
Merit Energy Company "Coles Levee C" 81-5
Trio Petroleum LLC 81X-5
12-4
Tupman Rd
Aqueduct
Merit Energy Company "Coles Levee C" 43-5
5
74-5
Chevron U.S.A. Inc. "KCL Lease 20" 13
Merit Energy Company "SCLU" 56-5
76-5
15X-
Central Resources, Inc. (SCLU) (-5)
Merit Energy Company "South Coles Levee" 86X-5
Merit Energy Company "SCLU" 78-5
Merit Energy Company "Buena Vista" A-1
Lake View Oil & Refining Co. 1
61-8
Merit Energy Company (Feldman U.S.) (-8)
Nahama & Weagant Energy Co. "Coles Levee" 1-8
Trio Petroleum LLC "USL" 62-8
12-9
7
8
D. D. Feldman Oil & Gas "B.V.A" 85-8
South Coles Levee Field
Golf Course Rd
Reserve Oil Co. 1
Shell Western E & P Inc. "B" 81-17
18
17
INNEX CALIFORNIA, INC.
Exhibit C
Hangtown Leases
Elk Hills Area

Santa Susana Field
Santa Susana Field
South Tapo Canyon Field
ridge Field
SALT CREEK FIRE RD
BROADOAKS RD
TRIPPS CANYON RD
IRON TROUGH CANYON RD
GILLIBRAND CANYON RD
TAPO CANYON RD
255 ACRES
LEASED
800 ACRES LEASE
Option
T3N-18W
T3N-17W
10
11
12
7
15
14
13
18
23
24
19

Exhibit D-1
Lease and Lease Option
at South Tapo Canyon